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Coopers                          Coopers & Lybrand L.L.P.
&Lybrand
                               a professional services firm




                        CONSENT OF INDENPENDENT ACCOUNTANTS


We consent to the inclusion in the post effective amendment #1 to the registration statement of Old Guard Group, Inc. on Form S-1 (Registration No. 333-12779), as amended, of our reports dated, July 19, 1996 (except for Notes 15 E and F which are dated as of December 5, 1996), on our audits of the combined financial statements and financial statement schedules of Old Guard Mutual insurance Company, Old Guard Mutual Fire Insurance Company and Goshenhoppen - Home Mutual Insurance Company and subsidiary as of December 31, 1995 and 1994m and for the three years ended December 31, 1995, 1994, and 1993. We also consent to the reference to our firm under the caption "Experts."

                                                      COOPERS AND LYBRAND L.L.P.



One South Market Square
Harrisburg, Pennsylvania
February 12, 1997